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                                                     (Exhibit 1 to Schedule 13D)





                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                           ARI NETWORK SERVICES, INC.


                                       AND


                          BRIGGS & STRATTON CORPORATION











                               September 15, 1998












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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----


ARTICLE I  Assets to Be Purchased .........................................    1
         1.1.  Subject Assets .............................................    1
         1.2.  Retained Assets ............................................    3

ARTICLE II  Consideration .................................................    4
         2.1.  Consideration; Payment .....................................    4
         2.2.  Assumption of Liabilities ..................................    4
         2.3.  Non-Transferable and Non-Assignable Assets .................    4

ARTICLE III  Closing ......................................................    5
         3.1.  Time And Place of Closing ..................................    5
         3.2.  Conditions Precedent to Buyer's Performance ................    5
         3.3.  Conditions Precedent to Seller's Performance ...............    6
         3.4.  Deliveries of Seller .......................................    6
         3.5.  Deliveries of Buyer ........................................    7

ARTICLE IV  Warranties and Representations of Seller ......................    8
         4.1.  Corporate Matters ..........................................    8
         4.2.  No Violation ...............................................    9
         4.3.  No Consent .................................................    9
         4.4.  Title to and Condition of Subject Assets ...................    9
         4.5.  Software and Licensed Software .............................    9
         4.6.  Accounts Receivable ........................................   10
         4.7.  Litigation .................................................   10
         4.8.  Intangible Assets ..........................................   10
         4.9.  Financial Statements .......................................   11
         4.10.  Taxes .....................................................   11
         4.11.  Contracts and Other Agreements ............................   11
         4.12.  Customization Projects ....................................   12
         4.13.  Employees .................................................   13
         4.14.  Labor Practices ...........................................   13
         4.15.  ERISA .....................................................   13
         4.16.  Conduct Out of Ordinary Course ............................   13
         4.17.  No Transfer of Assets .....................................   14


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         4.18.  Insurance .................................................   14
         4.19.  Brokers and Agents ........................................   14
         4.20.  Warranties ................................................   14
         4.21.  Laws and Permits ..........................................   14
         4.22.  Customers .................................................   14
         4.23.  Investment Intent .........................................   15
         4.24.  Warranties True and Correct ...............................   15
         4.25.  Warranties Survive Closing ................................   15
         4.26.  Knowledge of Seller .......................................   15

ARTICLE V  Warranties and Representations of Buyer ........................   16
         5.1.  Corporate Matters ..........................................   16
         5.2. No Violation ................................................   16
         5.3. No Consent ..................................................   16
         5.4. No Litigation ...............................................   16
         5.5. Brokers and Agents ..........................................   16
         5.6. SEC Documents ...............................................   17
         5.7. Financial Statements ........................................   17
         5.8. Capitalization ..............................................   17
         5.9. Registration Rights .........................................   18
         5.10. Subject Shares .............................................   18
         5.11. Warranties True and Correct ................................   18
         5.12. Warranties Survive Closing .................................   18
         5.13. Knowledge of the Buyer .....................................   18

ARTICLE VI  [Reserved] ....................................................   18

ARTICLE VII  Conduct Prior to and Subsequent to Closing .................     19
         7.1.  Execution and Delivery of Further Instruments by Seller ..     19
         7.2.  Access to Business Records After Closing .................     19
         7.3.  Seller's Customers .......................................     19
         7.4   Sale of BMS Business .....................................     19
         7.5.  Conduct of Subject Business Prior to the Closing .........     20
         7.6.  Access to Information ....................................     20
         7.7.  Consummation of Agreement ................................     20
         7.8.  Noncompetition ...........................................     21
         7.9.  Termination of Dealings ..................................     21
         7.10.  Confidentiality .........................................     21
         7.11.  COBRA ...................................................     22


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ARTICLE VIII  Indemnification .............................................   22
         8.1.  Indemnification of Buyer ...................................   22
         8.2.  Indemnification of Seller ..................................   23
         8.3.  Procedure Relative to Indemnification ......................   23
         8.4.  Certain Limits .............................................   24

ARTICLE IX  Bulk Sales ....................................................   24

ARTICLE X  [Reserved] .....................................................   25

ARTICLE XI  Miscellaneous .................................................   25
         11.1.  Expenses ..................................................   25
         11.2.  Notices ...................................................   25
         11.3.  Confidentiality and Public Announcements ..................   26
         11.4.  Entire Agreement ..........................................   26
         11.5.  Legends ...................................................   26
         11.6.  Binding Effect ............................................   27
         11.7.  Paragraph Headings ........................................   27
         11.8.  Severability ..............................................   27
         11.9.  Terminology ...............................................   27
         11.10.  Applicable Law ...........................................   27
         11.11.  Dispute Resolution ........................................  27



























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                         LIST OF SCHEDULES AND EXHIBITS
                         ------------------------------

Schedule 1(b)                                Software
Schedule 1(c)                                Licensed Software
Schedule 1(d)                                Fixed Assets
Schedule 1(h)                                Registrations
Schedule 1(l)                                Assumed Contracts
Schedule 1.2                                 Retained Assets
Schedule 2.1                                 Allocation of Purchase Price
Schedule 2.2                                 Assumed Liabilities
Schedule 4.1                                 Foreign Subsidiaries
Schedule 4.7                                 Litigation
Schedule 4.8                                 Intangible Assets
Schedule 4.9                                 Financial Statements
Schedule 4.11                                Material Contracts
Schedule 4.12                                Customization Projects
Schedule 4.18                                Insurance
Schedule 4.20                                Warranties
Schedule 4.21                                Permits
Schedule 4.22                                Customers
Schedule 5.8                                 Capitalization
Schedule 5.9                                 Registration Rights
Schedule 7.4                                 BMS Assets

Exhibit A                                    Bill of Sale
Exhibit B                                    Assignment and Assumption Agreement
Exhibit C                                    Registration Rights Agreement
Exhibit D                                    Customer Contract
Exhibit E-1 - E-9                            Assignments of Trademark
Exhibit F                                    Registration Name Change Agreement
Exhibit G                                    Opinion of Seller's Counsel
Exhibit H                                    Opinion of Buyer's Counsel




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                            ASSET PURCHASE AGREEMENT


         THIS AGREEMENT is made and entered into as of September 15, 1998 (the "Effective Date"), by and between ARI NETWORK SERVICES, INC., a Wisconsin corporation ("Buyer"), with a principal place of business at 330 E. Kilbourn Avenue, Milwaukee, Wisconsin 53202-3166, and BRIGGS & STRATTON CORPORATION, a Wisconsin corporation ("Seller"), with a principal place of business at 12301 West Wirth Street, Milwaukee, Wisconsin 53201-0702.

                                   BACKGROUND:

         A. Seller, directly, since the dissolution of its wholly-owned subsidiary POWERCOM-2000, Inc. in June 1998, and indirectly through its wholly-owned subsidiaries POWERCOM-2000 Australia PTY Ltd., POWERCOM-2000, Ltd., POWERCOM-2000 Canada, Inc., POWERCOM-2000 Germany Gmbh, and POWERCOM-2000 UK Limited (such subsidiaries, collectively, the "Foreign Subsidiaries") is engaged in the business of providing electronic commerce software and services to companies primarily in the outdoor power, power tool and power sports industries (the "Subject Business").

         B. Buyer desires to purchase from Seller and the Foreign Subsidiaries all of the Subject Assets (as hereafter defined) and to assume the Assumed Liabilities (as hereafter defined) related to, used or held for use in the Subject Business, and Seller desires to sell to Buyer the Subject Assets and to have Buyer assume the Assumed Liabilities in accordance with the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, the parties hereby agree as follows:

                                    ARTICLE I

                             ASSETS TO BE PURCHASED

         1.1. SUBJECT ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Paragraph 3.1, below), Seller will, and will cause the Foreign Subsidiaries to, sell, transfer, convey, assign and deliver to Buyer, and Buyer will acquire and purchase from Seller and the Foreign Subsidiaries, all right, title and interest of Seller and the Foreign Subsidiaries in and to the properties, assets and rights of every nature, kind and description, tangible and intangible, whether accrued, contingent or otherwise and whether now existing or after this date acquired primarily relating to, or used or held for use primarily in connection with the operation of the Subject Business, excluding the Retained Assets as hereinafter defined (the "Subject Assets"), including, without limitation, those items in the following categories:

              (a) the lock boxes and post office boxes pertaining to the Subject Business;





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              (b) the software programs identified in Schedule 1(B), including the source and object code thereof and any and all existing documentation (regardless of whether such documentation is provided on a commercial basis) including flow charts, program descriptions, program listings, layouts, schematics, engineering and design drawings, technical support documentation, diagrams and other documentation depicting or specifying the designs and components of such software programs, libraries, logs, reports, drafts, models, prototypes, technical and other data, test and other data and programs, any and all proceeding versions, works in process, fixes, enhancements, future releases or other developments by Seller or any of the Foreign Subsidiaries which may be combined or embodied in any medium or format whatsoever, and for all language versions and hardware platforms, software platforms and operating environments and whether sold separately or bundled with other applications, consisting of a set of logical instructions and information which guide the functioning of a processor, and which shall include all information, electronic form content, so-called "look & feel", graphic design, electronic form user methodologies, user interface design, software tools primarily related to the Subject Business and owned by the Seller or any of the Foreign Subsidiaries, know-how, systems, and processes concerning such computer programs but excluding the Licensed Software (collectively, the "Software");

              (c) Seller's or any of the Foreign Subsidiaries' rights in the third party software licensed for use by Seller or any of the Foreign Subsidiaries and contained in or necessary for the operation or development of the Software or otherwise used in the Subject Business as listed in SCHEDULE 1(C) (the "Licensed Software");

              (d) the fixed assets primarily used in the Subject Business, including, without limitation, the furniture, furnishings, fixtures, machinery, computers, printers, copiers, phone systems and other equipment, wherever located ("Fixed Assets") described on SCHEDULE 1(D);

              (e) all accounts receivable (whether billed or unbilled) and other receivables pertaining to the Subject Business (the "Accounts Receivable");

              (f) all credits, prepaid expenses, advance payments and deposits pertaining to the Subject Business;

              (g) all of the supplies, consumable materials and other similar assets held for use in the Subject Business, including without limitation, supplies of sales literature, catalogs and brochures;

              (h) all of the following assets or rights pertaining primarily to the Subject Business (collectively, with the Software and the Licensed Software, the "Intangible Assets"):


                  (1) patents, patent applications, trade names, trademarks, service marks, trademark registrations and any applications for trademark registrations, copyrights, copyright registrations and applications for copyright registrations, whether issued or pending, and whether registered or


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                  unregistered ("Registrations") including those items listed on SCHEDULE 1(H);

                  (2) all inventions, improvements, product specifications, secret processes, formulas, technologies, trade secrets, know-how, and technical knowledge;

                  (3) the name "Powercom-2000" and all names similar to such name used by Seller or any Foreign Subsidiary primarily in the Subject Business and all rights to the World Wide Web site with the URLs "pc2k.com" and any other URL registered (whether or not now used) for use primarily by the Subject Business; and

                  (4) all other intellectual property and other similar interests;


              (i) all sales, manufacturing, supplier and customer lists and records, personnel and payroll records, accounting records, purchasing and sales records, and all other records, wherever located, pertaining primarily to the Subject Business;


              (j) all inventories of the Subject Business, whether on hand or in transit (the "Inventory");


              (k) all causes of action, judgments, claims and demands of whatever nature relating primarily to the Subject Business;


              (l) all nondisclosure and confidentiality agreements or nondisclosure and confidentiality provisions of other agreements and all other agreements pertaining primarily to the Subject Business and listed on SCHEDULE 1.1(L) (the "Assumed Contracts");


              (m) all rights to phone numbers of the Subject Business; and


              (n) the goodwill, if any, and all other miscellaneous assets used primarily in the operation of the Subject Business.


         1.2. RETAINED ASSETS. Notwithstanding the foregoing, the assets and other property of Seller and the Foreign Subsidiaries set forth on SCHEDULE 1.2 hereto shall not be Subject Assets and are to be retained by Seller and the Foreign Subsidiaries, although they may relate to the Subject Business (the "Retained Assets").








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                                   ARTICLE II

                                  CONSIDERATION

         2.1. CONSIDERATION; PAYMENT. As consideration for the Subject Assets, Buyer will issue and deliver to Seller Eight Hundred Forty Thousand (840,000) shares (the "Subject Shares") of the $.001 par value common stock ("Common Stock") of Buyer, as adjusted for any stock dividends, stock splits, reverse stock splits or the like that become effective or which have a record date prior to Closing. At the Closing, Buyer will issue and deliver to Seller a certificate or certificates representing the Subject Shares. In addition, following Closing, Buyer will pay the amount, if any, set forth in Paragraph 7.4. The purchase price shall be allocated among all of the Subject Assets in accordance with
SCHEDULE 2.1.

         2.2. ASSUMPTION OF LIABILITIES. As of the Closing Date, Buyer will assume and will pay and perform when due (a) all liabilities and obligations of Seller or any of the Foreign Subsidiaries arising from and after the Closing Date under the Assumed Contracts to the extent relating to the period from and after the Closing Date (but excluding liabilities and obligations caused by actions or omissions which occurred prior to the Closing Date), and (b) the liabilities of Seller or any of the Foreign Subsidiaries on the Closing Date primarily pertaining to the Subject Business and arising in the ordinary course of the Subject Business including without limitation the items listed on
Schedule 2.2, exclusive, however, of liabilities owed to Seller, any Foreign Subsidiary or any other affiliate of Seller. The liabilities assumed by Buyer in accordance with this Paragraph 2.2 are referred to in this Agreement as the "Assumed Liabilities." Except for the Assumed Liabilities, Buyer will assume no obligations or liabilities of Seller or any of the Foreign Subsidiaries and Seller will pay, perform and discharge all liabilities and obligations of Seller or any of the Foreign Subsidiaries which are not specifically assumed by Buyer under this Agreement, including without limitation, payroll obligations, severance obligations and liabilities in respect of expenses accrued.

         2.3. NON-TRANSFERABLE AND NON-ASSIGNABLE ASSETS. To the extent that any of the Subject Assets, or any claim, right or benefit arising under or resulting from such Subject Assets (collectively, the "Rights") is not capable of being transferred without the approval, consent or waiver of any third person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any applicable law unless the approval, consent or waiver of such third person is obtained, then, except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of the Buyer contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained. After the Closing and until all such Rights are transferred to Buyer, Seller shall:

              (a) maintain its existence and hold the Rights in trust for Buyer;

              (b) comply with the terms and provisions of the Rights as agent for the Buyer at the Buyer's cost and for the Buyer's benefit;







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              (c) cooperate with the Buyer in any reasonable and lawful
         arrangements designed to provide the benefits of such Rights to the Buyer; and

              (d) enforce, at the request of the Buyer and at the expense and for the account of the Buyer, any rights of the Seller arising from such Rights against any third person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Buyer.

         In order that the full value of the Rights may be realized for the benefit of the Buyer, the Seller shall, at the request and expense and under the direction of the Buyer, in the name of the Seller or otherwise as the Buyer may specify, take all such action and do or cause to be done all such things as are reasonable and necessary or proper in order that the obligations of the Seller under such Rights may be performed in such manner that the value of such Rights is preserved and inures to the benefit of the Buyer, and that any moneys due and payable and to become due and payable to the Buyer in and under the Rights are received by the Buyer. The Seller shall promptly pay to the Buyer all moneys collected by or paid to the Seller in respect of every such Right. The Buyer shall indemnify and hold the Seller harmless from and against any payment, claim or liability under or in respect of such Rights arising because of any action of the Seller taken pursuant to this Section excluding any costs of transfer which shall be the obligation of the Seller.

                                   ARTICLE III

                                     CLOSING

         3.1. TIME AND PLACE OF CLOSING. The closing of the purchase and sale contemplated in this Agreement (the "Closing") will take place at 9:00 a.m. on September 15, 1998 (the "Closing Date") at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, 53202 or at such other time or place as Seller and Buyer mutually agree.

         3.2. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE. The obligations of Buyer to purchase the Subject Assets and assume the Assumed Liabilities under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, any or all of which may be waived by Buyer in whole or in part without prior notice:

              (o) All representations and warranties of Seller hereunder and in all certificates delivered by Seller to Buyer pursuant to this Agreement shall be true and accurate in all material respects on and as of the Closing Date as though made at that time.


              (p) Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller on or before the Closing Date.


              (q) No litigation or proceeding will be threatened or pending against Seller, any of the Foreign Subsidiaries or Buyer (i) for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this



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         Agreement or (ii) which, if adversely determined, could reasonably be expected to have a material adverse effect on the Subject Assets or the Subject Business.

              (r) No material adverse changes shall have occurred to the Subject Assets or in the business, prospects, liabilities, financial condition or operations of the Subject Business since June 28, 1998.

         3.3. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE. The obligations of Seller to sell and transfer the Subject Assets under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, any or all of which may be waived by Seller in whole or in part without prior notice:

              (s) All representations and warranties of Buyer hereunder and in all certificates delivered by Buyer to Seller pursuant to this Agreement shall be true and accurate in all material respects on and as of the Closing Date as though made at that time.

              (t) Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer on or before the Closing Date.

              (u) No litigation or proceeding will be threatened or pending against Seller, any of the Foreign Subsidiaries or Buyer for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement.

              (v) No material adverse change shall have occurred in the business, prospects, liabilities, financial condition or operations of Buyer since April 30, 1998.

         3.4. DELIVERIES OF SELLER. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

              (a) a bill of sale in the form attached hereto as EXHIBIT A, and such other assignments, certificates of title and instruments of conveyance as Buyer may reasonably require, in a form reasonably satisfactory to Buyer, duly executed by Seller and the Foreign Subsidiaries;

              (b) an Assignment and Assumption Agreement, in the form attached hereto as EXHIBIT B (the "Assignment and Assumption Agreement"), duly executed by Seller, assigning to Buyer all of Seller's right, title and interest in and to the Assumed Contracts;

              (c) the Registration Rights Agreement, in the form attached hereto as EXHIBIT C (the "Registration Rights Agreement"), duly executed by Seller;

              (d) the Customer Contract, in the form attached hereto as EXHIBIT D (the "Customer Contract"), duly executed by Seller;



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              (e) the Assignments of Trademark, in the forms attached hereto as
         EXHIBITS E-1 - E-9, duly executed by Seller;

              (f) the Registration Name Change Agreement, in the form attached hereto as EXHIBIT F (the "Registration of Name Change Agreement"), duly executed by Seller;

              (g) a certificate from the Secretary of Seller, in a form reasonably satisfactory to Buyer, setting forth the resolutions adopted by the Board of Directors of Seller authorizing the execution and delivery by Seller of this Agreement and all documents to be executed in connection with this Agreement and the taking by Seller of any and all actions necessary or advisable to consummate the transactions contemplated in this Agreement;

              (h) a certificate dated the Closing Date signed by an authorized officer of Seller certifying that the conditions specified in Paragraphs 3.2(a), (b) and (d) have been fulfilled and that there is no litigation under Paragraph 3.2(c) threatened or pending against Seller or any of the Foreign Subsidiaries;

              (i) actual or constructive possession of the complete books and records relating to the Subject Business;

              (j) a copy of the current version of the source code for the Software on mutually agreeable electronic medium;

              (k) a certificate from the Secretary of each of the Foreign Subsidiaries, in form reasonably satisfactory to Buyer, setting forth the resolutions adopted by the Board of Directors of such Foreign Subsidiary authorizing the disposition of such Foreign Subsidiary's Subject Assets to the Buyer pursuant to this Agreement;

              (l) possession of the Subject Assets;

              (m) the opinion of Patty Hanz, senior counsel of Seller, dated the Closing Date, in substantially the form of EXHIBIT G;

              (n) nondisclosure and confidentiality agreements in the customary form of the Subject Business, executed by Randy Keach, Jacylyn Matney and Ricky White.

         3.5. DELIVERIES OF BUYER. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

              (a) the Subject Shares as specified in Article II, above;

              (b) the Assignment and Assumption Agreement, duly executed by Buyer;

              (c) the Registration Rights Agreement, duly executed by Buyer;

              (d) the Customer Contract, duly executed by Buyer;



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


              (e) the Registration Name Change Agreement, duly executed by
         Buyer;

              (f) a certificate from the Secretary of Buyer, in a form reasonably satisfactory to Seller, setting forth the resolutions duly adopted by the Board of Directors of Buyer authorizing the execution and delivery by Buyer of this Agreement and all documents to be executed in connection with this Agreement and the taking by Buyer of any and all actions necessary or advisable to consummate the transactions contemplated in this Agreement;

              (g) a certificate dated the Closing Date signed by an authorized officer of Buyer certifying that the conditions specified in Paragraphs 3.3(a), (b) and (d) have been fulfilled and that there is no litigation under Paragraph 3.3(c) threatened or pending against Buyer.

              (h) the opinion of Mark Koczela, Executive Vice President and General Counsel of Buyer, dated the Closing Date, in substantially the form of EXHIBIT H.

                                   ARTICLE IV

                    WARRANTIES AND REPRESENTATIONS OF SELLER

         Seller represents and warrants to Buyer as follows as of the Effective Date and as of the Closing Date:

         4.1. CORPORATE MATTERS. Seller is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin and has and has had the requisite corporate authority and power to carry on all activities related to the Subject Business as currently or previously conducted. Seller is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary unless the absence of qualification would not have a material adverse effect on the Subject Business or the Subject Assets. Seller has the corporate power and corporate authority to enter into this Agreement and to consummate the transactions this Agreement contemplates. The Board of Directors of Seller has approved the execution and delivery of this Agreement, the agreements, documents and instruments relating to this Agreement and the consummation of the transactions this Agreement contemplates, and this Agreement and such other agreements, documents and instruments will constitute valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms. Each Foreign Subsidiary has the corporate power and corporate authority to transfer its Subject Assets to the Buyer pursuant to this Agreement. SCHEDULE 4.1 sets forth the name, jurisdiction of incorporation, capitalization, ownership and officers and directors of each Foreign Subsidiary. Each Foreign Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Foreign Subsidiary has and has had the full power and authority to carry on all activities as currently or previously conducted. Except for Seller's ownership of the Foreign Subsidiaries, neither the Seller nor any of the Foreign Subsidiaries, directly or indirectly, owns any capital stock of, any equity interest in, or any other ownership or investment interest in, any corporation, partnership, limited liability company, joint venture or other business entity through which the Subject Business is conducted.


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


         4.2. NO VIOLATION. The execution and delivery of this Agreement does not, and the consummation of the transactions this Agreement contemplates and compliance with the terms of this Agreement will not (a) conflict with, or result in any violation of, (i) any provision of the Articles of Incorporation or By-Laws (or comparable governing instruments) of Seller or any Foreign Subsidiary or (ii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Seller or any Foreign Subsidiary, the Subject Business or the Subject Assets, or (b) except as set forth on SCHEDULE 4.11, result in a breach or default under any Material Contract (as defined in Paragraph 4.11).

         4.3. NO CONSENT. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Seller, any Foreign Subsidiary, the Subject Business or the Subject Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions this Agreement contemplates.

         4.4. TITLE TO AND CONDITION OF SUBJECT ASSETS. Seller and the Foreign Subsidiaries have, and Seller will or will cause the Foreign Subsidiaries to transfer to Buyer at Closing, good and marketable title to the Accounts Receivable, the Intangible Assets (other than the Licensed Software), the Inventory, the Fixed Assets and all of the other Subject Assets which Seller or any of the Foreign Subsidiaries purports to own, tangible and intangible, free and clear of all liens, claims and encumbrances. The Fixed Assets are in reasonably good operating condition and repair, ordinary wear and tear and routine maintenance excepted, and SCHEDULE 1(D) details the net book value of the various items of Fixed Assets as reflected in Seller's accounting records prepared in accordance with generally accepted accounting principles consistently applied but ARE OTHERWISE PROVIDED AS IS WITHOUT ANY WARRANTY OF ANY KIND, INCLUDING BUT NOT LIMITED TO ALL EXPRESS, IMPLIED AND STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. All leased property is substantially in the condition required of such property by the lease of such property.

         4.5.  SOFTWARE AND LICENSED SOFTWARE.

     (a) SCHEDULE 1(B) identifies all software currently licensed to others by the Subject Business or under development by the Subject Business.

     (b) The Software is owned by Seller free and clear of all liens, claims or encumbrances.

     (c) Except as listed on the SCHEDULE 1(B), Seller is not obligated to pay any compensation to any person or entity with respect to use of the Software.

     (d) Upon Closing, Buyer may use, modify and/or distribute the Software without restriction and, except as listed on the SCHEDULE 1(B), there are no fees, charges, licenses or other costs payable by Buyer with respect to the Software or the use or distribution of the Software.

              (e) The Software performs substantially in accordance with its functional specifications and related documentation. Seller has provided Buyer with all fault logs and other logs and other records relating to the Software and any defects or deficiencies in the possession of Seller.

              (f) Except as set forth on SCHEDULE 1(B), Seller has not disclosed the source code for any of the Software or other confidential or proprietary information constituting, embodied in or pertaining to the Software to any person or entity other than employees or contractors of Seller who are bound by confidentiality agreements in substantially the form disclosed to Buyer. Except as set forth on
                     SCHEDULE 1(B), none of the Software has been placed in escrow or is subject to other arrangements pursuant to which the source code has been or could be delivered or disclosed to any third party.

              (g) Except as provided in SCHEDULE 1(B), the Software is designed to be used prior to, during, and after the calendar year 2000 A.D., and the Software will operate during each such time period without error related to date data and, specifically, be able to accurately carry out calculations using, and compare and sequence, date data of the twentieth and twenty-first centuries, including leap year calculations.

              (h) SCHEDULE 1(C) identifies all Licensed Software.

         4.6. ACCOUNTS RECEIVABLE. The Accounts Receivable arose from Seller's or a Foreign Subsidiary's performance of services or from a bona fide sale or license of software or other goods or services and Seller has received no notice of any dispute regarding the payment of any Accounts Receivable.

         4.7. LITIGATION. SCHEDULE 4.7 sets forth all litigation, proceedings or investigations or other legal or administrative proceedings pending or, to the best of Seller's knowledge, threatened (a) against or relating to any Foreign Subsidiary, the Subject Assets or the Subject Business, (b) which questions or challenges the validity of this Agreement or any action taken by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby or
(c) against Seller which, if adversely determined, could reasonably be expected to have an adverse effect on the Subject Business.

         4.8. INTANGIBLE ASSETS. The Subject Business does not own any Registrations except as set forth on SCHEDULE 1(H). To Seller's knowledge, the Intangible Assets do not infringe or otherwise violate the patent, trade name, trademark, copyright or other rights of any other person in the United States or in any foreign country in which the Subject Business has sold products or conducted business. To Seller's knowledge, the Intangible Assets are all the intellectual property necessary for the conduct of the Subject Business as currently conducted. Any employee or independent contractor of Seller or any Foreign Subsidiary having any interest in any of the Intangible Assets has assigned or will assign such interest or interests to Seller prior to the Closing. Except as set forth in the SCHEDULE 4.8, Seller has taken all commercially reasonable steps to enforce its rights in the Intangible Assets and has not granted any license or other right under, or authorized or permitted anyone else to use, any of the Intangible Assets, nor, to the knowledge of Seller, does any other person have any right in the foregoing, nor to the best knowledge of Seller, is any other person making any unauthorized use of any of the foregoing. Except as set forth in SCHEDULE 4.8, all of Seller's rights in, to and under the Intangible Assets and its other proprietary rights are transferable by Seller in accordance with this Agreement without the consent of any third party.

         4.9. FINANCIAL STATEMENTS. The income statement and balance sheet of the Subject Business as and for the fiscal years ended June 28, 1998, and June 29, 1997, and the interim financial statements for the period ended August 28, 1998 (collectively, the "Financial Statements"), are attached hereto as SCHEDULE
4.9 and present fairly the financial condition of Seller on the dates of such statements and the results of operations for the periods in such Financial Statements and were prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP") except that they do not contain footnotes required by GAAP and, in the case of interim financial statements, are subject to audit and appropriate year-end adjustments. The Financial Statements do not reflect adjustments relating to capitalized software or any required provision for loss contracts under percentage of completion accounting. Except as set forth in SCHEDULE 4.9, there has been no change in the capitalization, assets, liabilities, business prospects or methods of doing business of the Subject Business since June 28, 1998, other than changes in the ordinary course of business (none of which have had a material adverse effect on the business, prospects or condition, financial or otherwise, of the Subject Business).

         4.10. TAXES. To the extent relating to the Subject Business or Subject
Assets: (I) all federal, state, county, local and foreign tax returns, reports and forms of the Seller or any Foreign Subsidiary due prior to the date of this Agreement have been filed and properly reflect the tax liability of the Seller or Foreign Subsidiary, and all federal, state, county, local and foreign taxes due and payable prior to the Closing (including applicable payroll and sales taxes) will have been paid prior to the Closing; (ii) no tax liens have been filed and no claims are being asserted with respect to any taxes and there is no basis for any such lien or claim; and (iii) neither Seller nor any Foreign Subsidiary is a party to any agreement for the extension of the time for the assessment and payment of any tax and no restriction on assessment or collection of taxes has been waived with respect to the Seller or any Foreign Subsidiary.

         4.11. CONTRACTS AND OTHER AGREEMENTS. SCHEDULE 4.11 lists all of the following written or oral contracts (the "Material Contracts") to which Seller or any Foreign Subsidiary is bound that relate to the Subject Business:

         (a)    All contracts not in the ordinary course of business;

         (b)    Contracts with Seller or an affiliate thereof;

         (c)    Contacts pertaining to the borrowing of money;

         (d)    Contacts creating guarantees or powers of attorney;

         (e) Contacts relating to employment (other than at-will) or consulting services;

         (f) VAR, distributor, dealer, representative, agency or other distribution agreements;

         (g)    Development agreements;

         (h) Joint venture, partnership or similar agreements or cooperative arrangements;

         (i) Noncompetition, confidentiality, secrecy or similar agreements that impose obligations on the Subject Business;

         (j) Contracts involving payment or performance by either party thereto having an aggregate value of $25,000 or more;

         (k) Licenses or royalty agreements (other than licenses to customers in the ordinary course of business);

         (l) Contracts granting exclusive rights of any kind to any other party;

         (m) Contracts that cannot be canceled on thirty (30) days or less notice without payment or penalty;

         (n)    Contracts relating to the lease of real property; or

         (o) Contracts requiring performance by Seller or a Foreign Subsidiary outside of the United States.

         Seller has delivered true and correct copies of each of the Material Contracts, and all amendments and modifications of such Contracts, to Buyer (and true and correct English translations thereof for any Material Contract written in a foreign language). Each Material Contract is valid, binding and in full force and effect in accordance with its terms. Except as set forth on SCHEDULE 4.11, none of Seller, any Foreign Subsidiary, nor, to the best of Seller's knowledge, any other party to a Material Contract is in breach or default under any Material Contract (with or without the lapse of time, or the giving of notice, or both). Neither Seller nor any Foreign Subsidiary has relinquished any rights it has under any of the Material Contracts. Except in respect of Intellectual Property, any and all contracts, licenses, agreements and similar items held in the name of, or for the benefit of, Seller or any Foreign Subsidiary, and that are necessary to the conduct of the Subject Business as currently conducted, are included in SCHEDULE 4.11.

         4.12. CUSTOMIZATION PROJECTS. Attached hereto as SCHEDULE 4.12 is a true and correct listing of all customizations or software or catalog development projects in process, or pending proposals regarding customization or software or catalog development projects, including a description of the project, estimated costs of completion, payment terms, billings to date, billings received, work completed and work still to be performed. Seller has delivered true, correct and complete copies of documentation relating to each of the foregoing projects or proposals to Buyer. Seller makes no representation or warranty that the actual costs of completion will not exceed the estimated costs of completion -- but does represent that such estimates represent

Seller's good faith estimate of such costs, considering the nature of the customer requirements and the work performed to date.

         4.13. EMPLOYEES. Seller has delivered to Buyer true and correct copies of the following:

               (a) all employee handbooks and personnel manuals applicable to employees of the Subject Business and the Foreign Subsidiaries; and

               (b) a list of all employees of the Subject Business and each Foreign Subsidiary as of the date hereof together with their current job descriptions, rates of salary or wages, vacation benefits and each bonus, deferred compensation, fringe benefit, stock option, incentive compensation, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit or program, profit sharing, pension or retirement plan, program, agreement or arrangement currently affecting such employees.

         None of the employees of the Subject Business is represented by a union.

         4.14. LABOR PRACTICES. Neither Seller nor any of the Foreign Subsidiaries has engaged in any unfair labor practice or unlawful discriminatory practice in the conduct of the Subject Business, and there is no basis for any claim by any past or present employee of the Subject Business that such employee was subject to wrongful discharge or any employment discrimination arising out of or relating to such employee's race, sex, color, religion, handicap or other protected characteristic under applicable law. Seller and the Foreign Subsidiaries have complied with all applicable laws, ordinances and governmental regulations relating to employment practices, including, without limitation, wage hour laws, equal pay laws and all laws relating to employment discrimination, employee welfare, immigration matters and labor standards.

         4.15. ERISA. Since at least June 29, 1997, the Subject Business has had no employee pension benefit plan other than such plans offered generally to the employees of Seller.

         4.16. CONDUCT OUT OF ORDINARY COURSE. Since June 28, 1998, Seller and the Foreign Subsidiaries have conducted the business of the Subject Business in the normal and ordinary course and have not, (a) incurred or agreed to incur any obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities accrued in the ordinary course of business, none of which materially adversely affects the Subject Business, the Subject Assets or the obligations this Agreement contemplates; (b) mortgaged, pledged or subjected to, or agreed to mortgage, pledge or subject to, any lien, charge, security interest or any other encumbrance or restriction, any of the Subject Assets or the Subject Business, except for this Agreement; (c) except as set forth on SCHEDULE 1(D), sold, transferred, leased to others or otherwise disposed of or agreed to sell, transfer, lease or otherwise dispose of any of the Subject Assets (except sales of Inventory in the ordinary course of business), or canceled or compromised, or agreed to cancel or compromise, any debt or claim or waived or released, or agreed to waive or release, any right of substantial value relating to the Subject Business or the Subject Assets; (d) suffered any damage, destruction or loss (whether or not covered by insurance) materially affecting any of the Subject Assets, or the business, condition or known prospects (financial or otherwise) of the Subject Business; (e) transferred or granted, or agreed to transfer or grant, any rights under, or entered into or agreed to enter into, any settlement regarding the breach or infringement of any lease, license, patent, copyright, trademark, trade name, invention or similar rights, or modified or agreed to modify any existing rights with respect to the foregoing; or (f) made, or agreed to make, any direct or indirect change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay, to any employee or agent of the Subject Business out of the ordinary course of business.

         4.17. NO TRANSFER OF ASSETS. Except as set forth on SCHEDULE 1(D), none of the Fixed Assets has, since June 28, 1998, been sold, disposed of, stolen, transferred or otherwise lost.

         4.18. Insurance. Seller maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in Seller's judgment, reasonable for the Subject Business and the Subject Assets and will continue such insurance in effect through the date of Closing. A true and complete list of such insurance policies is set forth on attached SCHEDULE 4.18.

         4.19. BROKERS AND AGENTS. Neither Seller nor any employee, agent or other representative of the Subject Business has dealt with any agent, finder, broker or other representative in any manner which could result in Buyer being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement.

         4.20. WARRANTIES. SCHEDULE 4.20 sets forth a true and accurate description of the warranty claims expenses incurred by the Subject Business in the two years ended June 28, 1998.


         4.21. LAWS AND PERMITS. Seller and each of the Foreign Subsidiaries are in compliance in all material respects with and have all material permits required by all applicable federal, state, local or foreign laws, statutes, regulations, rules, ordinances or other requirements of law or interpretations of any such matters by any court ("Laws") in the operation of the Subject Business as previously or presently operated, including the import, export, manufacture, storage, sale and distribution of all products and services. A true and complete list of all material permits issued or granted to the Company or any Foreign Subsidiary by any governmental authority is set forth on the
SCHEDULE 4.21 and true, complete and correct copies of all such permits have previously been delivered to the Buyer. Neither the Company nor any Foreign Subsidiary is in breach or violation in any material respect of any applicable Law relating thereto and all such permits are current and effective. Without limiting the foregoing, Seller and the Foreign Subsidiaries have complied with all applicable Laws relating to the reproduction, distribution and marketing of the Software, including any such laws or regulations relating to the export or import of the Software.

         4.22. CUSTOMERS. SCHEDULE 4.22 sets forth, with respect to the last two
(2) fiscal years of the Seller, a list regarding the recurring and nonrecurring revenue received from each of the ten (10) largest (based on dollar amounts purchased from the Seller and any of the Foreign Subsidiaries) customers of the Subject Business. Except as set forth on Schedule 4.22, neither the Seller nor any Foreign Subsidiary has received any written notice or indication (or, to Seller's knowledge, any oral notice or indication) of the intention of any of such customers to cease doing business or reduce in any material respect the business transacted with the Subject Business or to terminate or modify any arrangements or agreements with the Subject Business (as a result of consummation of the transactions contemplated hereby or otherwise).

         4.23. INVESTMENT INTENT. Seller is acquiring the Subject Shares for its own account, for investment purposes, and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Seller covenants and agrees that it will not offer, sell or otherwise transfer the Subject Shares unless and until the Subject Shares are registered pursuant to the Securities Act and all other applicable securities laws or unless the disposition thereof is exempt from registration thereunder.

         4.24. WARRANTIES TRUE AND CORRECT. No warranty or representation by Seller contained in this Agreement or in any writing to be furnished under this Agreement or previously furnished to Buyer contains or will contain any untrue statement of a material fact nor has Seller omitted to state any material fact necessary in order to make any such warranty or representation, in light of the circumstances under which it was made, not misleading.

         4.25. WARRANTIES SURVIVE CLOSING. Notwithstanding any investigation by or information supplied to Buyer, the warranties and representations of Seller contained in this Agreement will be true and correct on the Closing Date and will survive the Closing for sixteen (16) months following the Closing Date. Any claim for indemnification under Article VIII below, made in writing prior to the expiration of the sixteen (16) month period specified in Paragraph 8.1, and the rights of indemnity with respect to such claim, will survive such expiration until resolved or judicially determined and any such claim not submitted in writing prior to the expiration of such applicable survival period will be considered to have been waived. Notwithstanding the foregoing, the first sentence of Paragraph 4.4 and the right of indemnity with respect thereto shall forever survive the Closing.

         4.26. KNOWLEDGE OF SELLER. For those warranties and representations set forth in this Article IV which are subject to the qualification "to Seller's knowledge" or "to the best of Seller's knowledge," the Seller will be considered to have knowledge of a matter if Erik Aspelin, Fred Tillman, Randy Keach, Todd Teske, Carita Twinem or any other current executive officer or current director of the Subject Business has actual knowledge of the matter.

                                    ARTICLE V

                     WARRANTIES AND REPRESENTATIONS OF BUYER

         Buyer represents and warrants to Seller as follows:

         5.1. CORPORATE MATTERS. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin and has the requisite corporate authority and power to carry on all business activities Buyer currently conducts or previously conducted. Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary unless the absence of qualification would not have a material adverse effect on Buyer's business activities. Buyer has the corporate power and corporate authority to enter into this Agreement and to consummate the transactions this Agreement contemplates. The Board of Directors of Buyer has approved the execution and delivery of this Agreement, the agreements, documents and instruments relating to this Agreement and the consummation of the transactions this Agreement contemplates, and this Agreement and such other agreements, documents and instruments are and will constitute valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms.

         5.2. NO VIOLATION. The execution and delivery of this Agreement does not, and the consummation of the transactions this Agreement contemplates and compliance with the terms of this Agreement will not (a) conflict with, or result in any violation of, (I) any provision of the Articles of Incorporation or By-Laws of Buyer, or (ii) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Buyer or Buyer's assets, or (b) result in a breach or default under any material agreement, instrument or document to which Buyer is a party or which binds Buyer or its assets.

         5.3. NO CONSENT. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions this Agreement contemplates, except as contemplated by the Registration Rights Agreement, filing of appropriate notices with The Nasdaq Stock Market and filings required under the Securities Exchange Act of 1934, as amended.

         5.4. NO LITIGATION. There is no litigation, proceeding or investigation or other legal or administrative proceeding pending or, to the best of Buyer's knowledge, threatened (a) against or relating to Buyer or (b) which questions or challenges the validity of this Agreement or any action taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby.

         5.5. BROKERS AND AGENTS. Buyer has not dealt with any agent, finder, broker or other representative in any manner which could result in Seller being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement.

         5.6.  SEC DOCUMENTS.

                  (a) Buyer has filed all forms, reports and documents required to be filed with the SEC since July 31, 1997, including without limitation (i) its Annual Report on Form 10-K for the fiscal year ended July 31, 1997; (ii) its Quarterly Reports on Form 10-Q for the periods ended October 31, 1997, January 31, 1998 and April 30, 1998 and (iii) the definitive Proxy Statement for the meeting of shareholders of Buyer held November 19, 1997 (collectively, the "Buyer SEC Reports").

                  (b) The Buyer SEC Reports (i) were prepared in conformity in all material respects with the applicable rules and regulations of the SEC, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such reports or necessary in order to make the statements in such reports, in light of the circumstances under which they were made, not misleading.

         5.7. FINANCIAL STATEMENTS. The financial statements and related notes of Buyer set forth in the Buyer SEC Reports present fairly the financial condition of Buyer on the dates of such financial statements and the results of operations for the periods in such financial statements and were prepared in accordance with GAAP, except that any interim financial statements are subject to audit and appropriate year-end adjustments and do not contain footnotes required by GAAP. There has been no change in the capitalization, assets, liabilities, business prospects or methods of doing business of Buyer since July 31, 1998, other than changes in the ordinary course of business (none of which has had a material adverse effect on the business, prospects or condition, financial or otherwise, of Buyer).

         5.8.  CAPITALIZATION.

                  (a) The entire authorized capital stock of Buyer consists of 25,000,000 shares of Common Stock, par value $.001 per share, of which 4,242,780 shares are outstanding (exclusive of the shares issued hereby) and 1,000,000 shares of Preferred Stock, par value $.001 per share, of which 40,000 shares are designated as Series A Preferred Stock, 20,000 shares of which are issued and outstanding.


                  (b) Except as set forth on SCHEDULE 5.8, there are no outstanding options, warrants or other rights to subscribe for, purchase or otherwise receive any shares of capital stock of Buyer or any security or obligation of Buyer which is by its terms convertible into capital stock of Buyer or any option, warrant, subscription or other purchase right with respect to capital stock of Buyer (collectively, "Buyer Capital Stock") from Buyer (including, without limitation, convertible debt securities).


                  (c) Except as set forth on SCHEDULE 5.8, Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Buyer Capital Stock.


                  (d) Except as set forth on SCHEDULE 5.8, there are no agreements, whether written or oral, between any shareholder and Buyer with respect to the voting or transfer of Buyer Capital Stock or with respect to any other aspect of Buyer's affairs that is required to be disclosed in the Buyer SEC Reports and is not so disclosed.


         5.9. Registration Rights. Except as set forth on Schedule 5.9, no shareholder, investor or other person has any right to cause Buyer to register under the Securities Act of 1933 any shares of Buyer Capital Stock, whether upon demand or in connection with any registration by Buyer of Buyer Capital Stock.


         5.10. Subject Shares. The Subject Shares have been duly and validly authorized, and when issued as provided herein, will be duly and validly issued, fully paid and non-assessable (except for liability for certain indebtedness to employees as provided in Section 180.0622 of the Wisconsin Business Corporation Law, or any successor provision to such Section).

         5.11. Warranties True and Correct. No warranty or representation by Buyer contained in this Agreement or in any writing to be furnished under this Agreement or previously furnished to Seller contains or will contain any untrue statement of a material fact nor has Buyer omitted to state any material fact necessary in order to make any such warranty or representation, in light of the circumstances under which it was made, not misleading.

         5.12. Warranties Survive Closing. Notwithstanding any investigation by or information supplied to Seller, the warranties and representations of Buyer contained in this Agreement will be true and correct on the Closing Date and will survive the Closing for sixteen (16) months following the Closing Date. Any claim for indemnification under Article VIII, below, made in writing prior to the expiration of the sixteen (16) month period specified in Paragraph 8.2, and the rights of indemnity with respect to such claim, will survive such expiration until resolved or judicially determined and any such claim not submitted in writing prior to the expiration of such applicable survival period will be considered to have been waived.

         5.13. Knowledge of the Buyer. For those warranties and representations set forth in this Article V which are subject to the qualification "to Buyer's knowledge" or "to the best of Buyer's knowledge," Buyer will be considered to have knowledge of a matter if any current executive officer of Buyer has actual knowledge of the matter.


                                   ARTICLE VI

                                   [RESERVED]

                                   ARTICLE VII

                   CONDUCT PRIOR TO AND SUBSEQUENT TO CLOSING

         7.1. EXECUTION AND DELIVERY OF FURTHER INSTRUMENTS BY SELLER. Seller will at any time, and from time to time after the Closing, upon the reasonable request of Buyer or its successors or assigns, execute, acknowledge and deliver to Buyer or its successors or assigns such further instruments of conveyance, assignment and transfer, consents and assurances and will take such other action as Buyer or its successors or assigns may reasonably request in order to more effectively convey, assign, transfer and deliver any of the properties or assets intended to be conveyed, assigned, transferred and delivered under this Agreement, and assist, at Buyer's expense, in the collection or reduction to possession of any and all such properties or assets.

         7.2. ACCESS TO BUSINESS RECORDS AFTER CLOSING. From and after the Closing Date, Buyer will maintain the financial books and business records of the Subject Business acquired by Buyer under this Agreement. Upon Seller's request and with prior notice to Buyer, Buyer will afford Seller and its accountants and counsel access to any such financial books and business records during normal business hours to the extent such access is required by Seller in anticipation of, or preparation for, any legal proceedings or financial, tax or audit matters involving Seller. Damage by fire or other casualty or accident excepted, Buyer will not for a period of three (3) years after the Closing Date, destroy or dispose of any such books or records unless Buyer first offers Seller, at least sixty (60) days prior to such destruction or disposition, an opportunity to take possession of such books and records.

         7.3. SELLER'S CUSTOMERS. Seller hereby confirms that it has granted Buyer permission to contact any of Seller's customers, vendors or suppliers and to discuss the fact that Buyer is purchasing the Subject Business from Seller with such customers, vendors and/or suppliers.

         7.4 SALE OF BMS BUSINESS. Buyer shall use commercially reasonable efforts to sell the assets relating to the Subject Business' Business Management System business (the "BMS Assets"), as set forth on SCHEDULE 7.4. In the event that Buyer is successful in selling all or any portion of the BMS Assets within six (6) months of the Closing, (i) as part of the Purchase Price referred to in Paragraph 2.1, above, Buyer shall pay Seller an amount equal to the consideration received by Buyer for such BMS Assets (which shall be cash, assumed liabilities and/or marketable securities, including restricted stock) (the "Consideration") less the greater of Twenty Five Thousand Dollars ($25,000) or five percent (5%) of the Consideration, and (ii) Seller shall reimburse Buyer for its out of pocket expenses incurred in connection with such sale. Such expenses are not to include a charge for the time of any Buyer employee. In the event that Buyer is unable to sell any of the BMS Assets within six (6) months of the Closing, Buyer may retain such assets and, at its own risk and expense, operate or discontinue the BMS business, and Buyer shall have no further obligation to Seller under this Paragraph with respect thereto. Seller has granted Buyer the right to begin working on the sale of the BMS Assets, provided that any sale of the BMS Assets will be contingent upon the Closing. Seller will cooperate with Buyer in the sale of the BMS Assets and provide such consulting advice and assistance and such information as Buyer shall reasonably request.

         7.5. CONDUCT OF SUBJECT BUSINESS PRIOR TO THE CLOSING. Except as contemplated by this Agreement, between the date hereof and the Closing Date, Seller shall conduct the Subject Business in the ordinary course and consistent with prior practices. Without limiting the generality of the foregoing, without Buyer's prior consent, Seller shall:

         (a) continue pricing, purchasing, collection, vendor payments, sales and credit policies and procedures in accordance with past practice;


         (b) use reasonable efforts to preserve the goodwill of the Subject Business and the Subject Business' current relationships with employees, customers, suppliers and other persons with which the Subject Business has significant business relationships;


         (c) refrain from doing any act or omitting to do any act, which will cause a breach of any Material Contract;


         (d) sell any properties or assets, or enter into any agreement or agreements for the sale of assets or properties, other than the sale of, and agreements for the sale of, inventory made in the ordinary course of the Subject Business;


         (e) adopt, amend or increase compensation or benefits payable under, or take any actions which might result in adverse tax or other consequences with respect to, any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, collective bargaining agreement, or other plan, agreement, trust, fund or arrangement for the benefit of any employee or class of employees of the Subject Business; or


         (f) take any action or refrain from taking any action that results in the representations and warranties set forth herein not to be true and correct in all material respects on the Closing Date.


         7.6. ACCESS TO INFORMATION. From the date hereof until the Closing, upon reasonable notice, Seller shall afford the officers, employees and authorized agents, accountants, counsel, and representatives of Buyer full and complete access to the offices, properties, software, books, records, contracts, financial statements and other documents and materials relating to the Subject Business' operations, business, financial condition, assets and liabilities. From the date hereof through the Closing Date, Seller shall cause appropriate management personnel of the Subject Business to be available on a regular and frequent basis to confer with one or more designated representatives of Buyer to report material operational matters and the general status of ongoing operations of the Business. Seller shall cooperate in keeping Buyer fully informed and promptly notify Buyer of any adverse change in the normal course of business or prospects of the Subject Business and permit Buyer to participate in all discussions relating thereto.


         7.7. CONSUMMATION OF AGREEMENT. Seller and Buyer shall each use their respective commercially reasonable efforts to perform and fulfill all obligations on each of their parts to be performed and fulfilled under this Agreement, and to cause all of the conditions precedent to the consummation of the transactions contemplated by this Agreement to be met. Each of the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other instruments or papers as may be required to carry out the provisions of this Agreement and to consummate and render effective the transactions contemplated by this Agreement.

         7.8. NONCOMPETITION. Seller agrees that at no time for a period of two
(2) years after the Closing (the "Non-Competition Period") shall Seller, either directly or indirectly:

         (a) Acquire an ownership interest in (other than stock of a publicly-traded corporation amounting to less than 5% of the corporation's outstanding shares or any interest obtained in connection with the sale of the BMS Assets), engage in or render advice or assistance to any business competitive with the Subject Business in the United States, Canada or Europe;

         (b) Divert, or attempt to divert, any business from the Subject Business in the United States, Canada or Europe, or, in such areas, solicit or entice, or attempt to solicit or entice, any of the customers or suppliers of the Subject Business so as to cause any such customers or suppliers not to do business with the Buyer; or

         (c) Contact or solicit for employment any person now or hereafter employed by the Subject Business or entice, or attempt to solicit or entice, any such person to leave the employment of the Buyer.

         Seller recognizes that irreparable injury may result to Buyer and the Subject Business in the event of a breach by Seller of the restrictions imposed by this Paragraph, and that its acceptance of such restrictions was a material factor in the Buyer's decision to enter into this Agreement. In the event that Seller shall engage in any act in violation of the provisions of this Paragraph, Buyer shall be entitled, in addition to such other remedies and damages as may be available to it, to an injunction prohibiting such Seller from engaging in such acts.

         7.9. TERMINATION OF DEALINGS. Seller shall not, nor shall it permit any of its officers, directors, employees, agents, or representatives to, directly or indirectly, solicit, initiate or enter into discussions or negotiations with, or provide any assistance or information to, or enter into any agreement with, any person or group of persons (other than Buyer) concerning any acquisition, directly or indirectly, of any equity interest in, or a merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Subject Business or any purchase of any of the Subject Assets. Seller shall immediately cease, and shall cause all of its officers, directors, employees, agents, representatives, or affiliates to immediately cease, any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any acquisition proposal and shall take the necessary steps to inform the relevant persons of the obligations undertaken in this Paragraph.

         7.10.  CONFIDENTIALITY.

         (a) Buyer and Seller agree that, after the Closing, the Mutual Non-Disclosure Agreement dated February 24, 1998 among the parties and Powercom-2000, Inc. (the "Non-Disclosure Agreement") shall be terminated and of no further force or effect.

         (b) Seller agrees that, except as required by law, at no time subsequent to the Closing shall Seller, directly or indirectly, use for any purpose, disclose to any person or retain copies of any Confidential Information. As used herein, Confidential Information means and includes (i) any proprietary, nonpublic information included within the definition of Intangible Assets, (ii) any manuals, reports, business or other plans, customer or prospect profiles, recommendations or proposals to the extent relating to the Subject Business prepared by or for the Subject Business or customers or clients of the Subject Business other than Seller or any affiliate of Seller, (iii) information with respect to any products or services of the Subject Business or any of its customers or clients other than Seller or any affiliate of Seller, including without limitation customer lists and customer information, and development and marketing activities and operations, and (iv) any other confidential information of Buyer provided to Seller in accordance with the Non-Disclosure Agreement; provided, however, Confidential Information shall not include any information which is or becomes generally available to the public other than as a result of disclosure on or after the Closing Date by Seller or its present or former subsidiaries, affiliates, employees or agents.

         (c) In the event Seller is requested or required by applicable law or regulation or by legal process to disclose any Confidential Information, Seller agrees to provide Buyer with prompt notice of such request to enable Buyer to seek an appropriate protective order. Seller agrees to cooperate with Buyer in any lawful attempt that Buyer may make to obtain reasonable assurance that confidential treatment will be afforded the Confidential Information.

         7.11. COBRA. Seller will provide notice pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 to all employees of the Subject Business whose employment with Seller or any Foreign Subsidiary terminates prior to the Closing.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1. INDEMNIFICATION OF BUYER. Subject to Paragraph 4.25, Seller will indemnify Buyer and hold it harmless from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including without limitation, reasonable attorneys' and accountants' fees) (collectively, "Damages") of or against Buyer resulting from or arising out of (a) any misrepresentation or breach of any warranty or representation of Seller contained in this Agreement, or in any agreement, document or instrument delivered by or on behalf of Seller pursuant to or in connection with this Agreement; (b) the breach or nonfulfillment of any covenant or agreement of Seller contained in this Agreement or in any agreement, document or instrument delivered by or on behalf of Seller pursuant to or in connection with this Agreement; (c) except for the Assumed Liabilities, any liabilities or obligations of Seller or the Foreign Subsidiaries arising out of the ownership or operation of the Subject Business prior to the Closing Date, including, without limitation, any assessments, claims or liabilities (including interest and penalties) for federal, state, local or foreign income, sales, use, franchise, transfer or other taxes, any claim for nonperformance or breach of contract, any claim for worker's compensation or unemployment compensation, any liability or obligation of Seller or a Foreign Subsidiary to any of its employees or former employees, any litigation or proceeding (whether or not set forth in Schedule 4.7), and any claims for personal injury or property damage; (d) any violation of the Worker Adjustment and Retraining Notification Act or similar notification requirements under state law which occurs prior to the Closing; or (e) without limiting the foregoing, any claims for refunds or Damages caused by actions or omissions which occurred prior to the Closing Date under any of the Assumed Contracts.


         8.2. INDEMNIFICATION OF SELLER. Subject to Paragraph 5.12, Buyer will indemnify Seller and hold it harmless from and against any and all Damages of or against Seller resulting from or arising out of (a) any misrepresentation or breach of any warranty or representation of Buyer contained in this Agreement, or in any agreement, document or instrument delivered by or on behalf of Buyer pursuant to or in connection with this Agreement; (b) the breach or nonfulfillment of any covenant or agreement of Buyer contained in this Agreement or in any agreement, document or instrument delivered by or on behalf of Buyer pursuant to or in connection with this Agreement; (c) the Assumed Liabilities;
(d) any liabilities or obligations of Buyer arising out of the ownership or operation of the Subject Business on or after the Closing Date, including, without limitation, any claim for nonperformance or breach of contract, any claim for worker's compensation or unemployment compensation, and/or claims for personal injury or property damage occurring thereafter; (e) any violation of the Worker Adjustment and Retraining Notification Act or similar requirements under state law which occurs after or as a result of the Closing; or (f) the first post-Closing payroll obligations paid by Seller to the employees of the Subject Business, except amounts paid to Erik Aspelin or Randy Keach and any amounts paid to Ricky White in excess of two weeks' salary.

         8.3.  PROCEDURE RELATIVE TO INDEMNIFICATION.

         (a) In the event that any party to this Agreement claims that it is entitled to be indemnified under the terms of this Article VIII, it (the "Claiming Party") will notify the party against which the claim is made (the "Indemnifying Party") in writing of such claim promptly after discovery of the facts supporting the claim or receipt of a notice of any claim of a third party (a "Third Party Claim") that may reasonably be expected to result in a claim by such party against the party to which such notice is given, as the case may be; provided, however, that failure to give such notification will not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party is actually prejudiced as a result of such failure. Such notice will specify the breach of representation, warranty, covenant or agreement claimed by the Claiming Party and the liability, loss, cost or expense incurred by or imposed upon the Claiming Party on account of such breach and will include, if applicable, a copy of any summons, complaint or other court pleading which evidences any Third Party Claim. If such liability, loss, cost or expense is liquidated in amount, the notice will state such amount and such amount will be considered the amount of the claim of the Claiming Party. If the amount is not liquidated, the notice will so state and in such event a claim will be considered asserted against the Indemnifying Party on behalf of the Claiming Party.


         (b) The Indemnifying Party may, upon receipt of written notice of a Third Party Claim and at its expense, defend such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, at the Indemnifying Party's expense, and the Claiming Party will have the right, at its expense, to participate in the defense. The

Claiming Party will not have the right to settle and compromise any Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.


         (c) In the event the Indemnifying Party refuses to, or notifies the Claiming Party that it refuses to, conduct a defense against a Third Party Claim, then the Claiming Party will have the right to conduct a defense against such Third Party Claim and will have the right to settle and compromise such Third Party Claim without the consent of the Indemnifying Party. Once the amount of such Third Party Claim is liquidated and the Third Party Claim is finally determined, the Claiming Party will be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article VIII and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Third Party Claim, the Indemnifying Party will pay all costs, expenses and fees, including all reasonable attorneys' fees which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article VIII, whether enforced by suit or otherwise.


         8.4.  CERTAIN LIMITS.

         (a) Seller shall be liable to Buyer, and Buyer shall be liable to Seller, for Damages that are indemnifiable under Paragraphs 8.1(a) or 8.2(a), respectively, only to the extent that the aggregate amount of Damages exceeds $100,000. The foregoing deductible shall not apply to and every dollar of Damages shall be indemnifiable for breaches of the representations and warranties in Paragraphs 4.1, 4.2, 4.3, the first sentence of Paragraph 4.4, 4.10, 4.19, 4.23, 5.1, 5.2, 5.3, 5.5, 5.8 and 5.10.

         (b) If any representation, warranty or covenant subject to indemnification pursuant to Paragraph 8.1(a) or (b) or 8.2(a) or (b) contains a materiality qualification (e.g., "material," "materiality," "in all material respects," "material adverse effect" or similar qualifications), such materiality qualification shall have been deemed to have been met, and such representation, warranty or covenant shall be deemed to have been breached, if Buyer or Seller, as the case may be, incurs or is alleged to have incurred Damages for any breach with respect to each individual claim that exceeds $5,000 (such excess over $5,000 being the Damages for such claim).


                                   ARTICLE IX

                                   BULK SALES

         Seller and Buyer waive compliance by Buyer and Seller with the provisions of the Uniform Commercial Code relating to bulk sales and Seller agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such noncompliance to the extent that Buyer does not specifically assume such liabilities under this Agreement.

                                    ARTICLE X

                                   [RESERVED]






                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1. Expenses. The parties to this Agreement will pay their own expenses, including without limitation, accountants' and attorneys' fees incurred in connection with the negotiation and consummation of the transactions the Agreement contemplates.

         11.2. Notices. All notices or other communications required or permitted to be given under this Agreement to a party under this Agreement will be in writing and will be considered to be given and received in all respects when (a) personally delivered; (b) upon confirmation of transmission if sent by telecopy; (c) one (1) business day after being sent by reputable overnight courier service; or (d) three (3) business days after being deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other address as will be designated by notice duly given:

         IF TO BUYER:                   ARI Network Services, Inc.
                                        330 East Kilbourn Avenue
                                        Milwaukee, Wisconsin  53202-3166
                                        Attention:  Mark L. Koczela
                                        Fax:  (414)  283-4375

         With a Copy To:                Larry D. Lieberman
                                        Godfrey & Kahn, S. C.
                                        780 North Water Street
                                        Milwaukee, Wisconsin  53202
                                        Fax:  (414)  273-5198

         IF TO SELLER:                  Briggs & Stratton Corporation
                                        12301 West Wirth Street
                                        Milwaukee, Wisconsin  53201-0702
                                        Attention:  Todd Teske
                                        Fax:  (414)  256-5135

         With a Copy To:                Robert F. Heath
                                        Briggs & Stratton Corporation
                                        12301 West Wirth Street
                                        Milwaukee, Wisconsin  53201-0702
                                        Fax:  (414)  479-1245


         11.3. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS. All information and documents received by either party from the other relating to this Agreement will be subject to the Non-Disclosure Agreement. Except as required by law, neither party will make any public announcement regarding this Agreement or the matters described herein without the prior written consent of the other party. Neither party shall make any other press release or other written public statement concerning the matters covered by this Agreement without the approval of the other party; provided, however, that either Buyer or Seller may, without such approval, make such press releases or other written public statements required by law, and shall consult with the other party with respect to the form and substance of such statements. Notwithstanding the foregoing, after the Closing, Buyer will have the sole authority as to what, if any, public announcements are to be made.

         11.4. ENTIRE AGREEMENT. This Agreement, the Non-Disclosure Agreement, the attached schedules and exhibits and the agreements executed and delivered in connection with this Agreement constitute the entire agreement between the parties relating to the subject matter of this Agreement, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are superseded (including the Letter of Intent dated July 24, 1998), it being the intention of the parties that this Agreement will serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification to or under this Agreement will be valid unless in writing signed by an authorized signatory of the party or parties affected by such amendment, waiver of modification.

         11.5. LEGENDS. The certificate representing the Subject Shares shall be endorsed with a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL OR MEMORANDUM OF LAW REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Buyer and its transfer agent need not register a transfer of Subject Shares, unless the conditions specified in the foregoing legend are satisfied.

         11.6. BINDING EFFECT. This Agreement will be binding upon the parties to this Agreement and their respective legal representatives, successors and assigns.

         11.7. PARAGRAPH HEADINGS. The headings in this Agreement are for convenience and ease of reference only and will not be construed to limit or otherwise affect the meaning of any part of this Agreement.

         11.8. SEVERABILITY. The parties agree that if any provision of this Agreement is under any circumstances considered invalid or inoperative, this Agreement will be construed with the invalid or inoperative provision deleted, and the remaining rights and obligations of the parties will be construed and enforced in accordance with the remaining provisions of the Agreement.

         11.9. TERMINOLOGY. As used in Article IV, unless the context indicates otherwise, references to the Seller shall be deemed to include Powercom-2000, Inc., a Wisconsin corporation that was dissolved in June 1998.

         11.10. APPLICABLE LAW. This Agreement and all questions arising in connection with it will be governed and construed in accordance with the internal laws of the State of Wisconsin.

         11.11. DISPUTE RESOLUTION. All controversies or claims between the Seller and the Buyer arising out of or relating to this Agreement or the breach thereof, including any dispute as to the existence or validity of this Agreement or the arbitrability of any particular issue which cannot be settled amicably by the Buyer and the Seller, shall be finally settled in an arbitration to be conducted under the commercial arbitration rules of the American Arbitration Association (the "AAA") by a single arbitrator selected under the rules of the AAA. Any such arbitration proceedings shall be conducted in English and shall be held in Milwaukee, Wisconsin. The decision of any such arbitrator shall be final and binding upon the Buyer and the Seller and may be enforced in any court of competent jurisdiction, and neither the Buyer nor the Seller shall seek redress against each other in any court or tribunal except solely for the purpose of obtaining execution of any arbitral award or of obtaining a judgment consistent therewith. The fees and expenses of the arbitration proceedings shall be divided equally between the Buyer and the Seller; provided, that the Buyer and the Seller each shall pay the fees and expenses of its own legal counsel and representatives incurred in connection with the arbitration proceedings.

         IN WITNESS WHEREOF, the parties have caused their names to be subscribed on one or more counterparts of this Agreement, all of which such counterparts will be read together and construed as but one and the same instrument as of the day, month and year first above written.

                                     SELLER:
:
                                     BRIGGS & STRATTON CORPORATION



                                     By: /s/ Michael D. Hamilton
                                        ----------------------------------------
                                        Michael D. Hamilton
                                        Executive Vice President -
                                        Sales and Service


                                     BUYER:
                                     ARI NETWORK SERVICES, INC.



                                     By: /s/ Mark L. Koczela
                                        ----------------------------------------
                                        Mark L. Koczela
                                        Executive Vice President of Business
                                        Development and Administration and
                                        Secretary